                                                            Exhibit 11.1



                             Samsonite Corporation
                        Earnings Per Share Calculation
                     Using Modified Treasury Stock Method
                      Three Months Ended October 31, 1996

                                                        Primary        Fully Diluted
                                                       Calculation      Calculation
                                                     ---------------  ---------------
Weighted avg common shares outstanding                  16,010,157      16,010,157

Common stock equivalents outstanding                     4,519,477       4,519,477

20% limit on assumed purchase                            3,202,031       3,202,031

Application of assumed proceeds from
    exercise of options:
    Total assumed proceeds                             116,676,085     116,676,085
    Share price, average and end of quarter,
     respectively                                           25.218          33.500
    Proceeds applied to repurchase stock                80,747,761     107,268,052
    Proceeds applied to reduce debt                     35,928,324       9,408,033
    Assumed interest savings, net of tax effects           423,954         111,015

Actual net income for for the quarter                    3,372,000       3,372,000
    Assumed interest savings                               423,954         111,015
                                                     -------------    ------------
    Adjusted net income used in earnings per share
     calculation                                         3,795,954       3,483,015
                                                     =============    ============

Weighted average shares outstanding during the
 quarter                                                16,010,157      16,010,157
    Net additional shares issuable                       1,317,446       1,317,446
                                                     -------------    ------------
    Number of shares used in earnings per share
      calculation                                       17,327,603      17,327,603
                                                     =============    ============

Earnings per share                                            0.22            0.20
                                                     =============    ============

